Exhibit 99.1

ServiceWare and Kanisa to Merge

Dominant Player in Service Resolution Management: Over 170 customers Leader in key markets high technology, financial services, telecom, help desks Recognized technology leader with strong patent portfolio 10 granted and 15 pending Recognized SRM product leader with only comprehensive application suite Today's News: ServiceWare & Kanisa To Merge

Headquarters in Cupertino, CA Combined management team includes Kent Heyman, Chairman of the Board (prev. CEO of ServiceWare) Bruce Armstrong, CEO (prev. CEO of Kanisa) Scott Schwartzman, COO (prev. COO of ServiceWare) Mark Angel, CTO (prev. CTO of Kanisa) Expected synergies and cost savings Will remain publicly traded New company name not yet determined Today's News: Organizational Highlights

Complementary Strengths Create Leadership

	ServiceWare Technologies	kanisa
Market Leadership • More than 170 customers in complementary target markets	• Help Desk leadership • Government, FSI, and Telco	• High Tech leadership • Financial Svcs, Telco and CPG
Financial Strength • Strong cash position • Anticipated profitability	• Profitable	• Rapid growth
Superior Technology • Powerful KM & NLP search platform • Patents for structured & unstructured KM • No defocusing technology	• Adaptive KM (Cognitive Processor) • KM segmentation • Structured Authoring	• Business Process (Resolution Flows) • NLP Search • Auto-Categorization
Leading Applications • Most comprehensive SRM application suite	• Help Desk • Agent Productivity • ERMS and Chat	• Self-Service • Support Center • Collaborative Support
Channel Partners • High value global partnerships	• Hewlett Packard	• AmdocsClarify • Capgemini

Over 170 Blue Chip Customers

Self Service Support Center Help Desk Field Service Expert Forums Comprehensive SRM Application Suite Integrated Knowledge Hub eMail/ Chat Web-centric Agent-centric Field-based

Clear Market Leadership Near Term Opportunities Future Opportunities Knowledge Base ($140M) Self-Service ($225M) Peer Support ($55M) Next Gen ERMS ($105M) Field Service ($85M) Vertical Apps ($195M) Self-Healing ($195M) Workforce Mgnt ($80M) Merger enables expansion into additional SRM market segments Combined Company Well-Positioned for Growth Service Resolution Management (An ~$1 Billion Market)

ServiceWare and Kanisa to Merge